Exhibit 4.3

Verdera Energy Corp.
(formerly, POCML 7 INC.)
(the “Company”)

STOCK OPTION PLAN

Dated for Reference December 31, 2021

Article 1
PURPOSE AND INTERPRETATION

1.1	Purpose

The purpose of this Plan is to advance the interests of the Company by encouraging equity participation in the Company through the acquisition of Common Shares of the Company. It is the intention of the Company that this Plan will at all times be in compliance with TSXV Policies (as defined herein) (or, if applicable, NEX Policies) and any inconsistencies between this Plan and TSXV Policies (or, if applicable, NEX Policies) will be resolved in favour of the latter.

1.2	Definitions

In this Plan

(a)	“Affiliate” means a company that is a parent or subsidiary of the Company, or that is controlled by the same entity as the Company;

(b)	“Associate” has the meaning assigned by Policy 1.1 of the TSXV Policies;

(c)	“Black-out Period” means an interval of time during which the Company has determined that one or more Participants may not trade any securities of the Company because they may be in possession of undisclosed material information pertaining to the Company, or when in anticipation of the release of quarterly or annual financials, to avoid potential conflicts associated with a company’s insider-trading policy or applicable securities legislation, (which, for greater certainty, does not include the period during which a cease trade order is in effect to which the Company or in respect of an Insider, that Insider, is subject);

(d)	“Board” means the board of directors of the Company or any committee thereof duly empowered or authorized to grant Options under this Plan;

(e)	“Business Day” means a day on which banks are open for business in Toronto, but does not include a Saturday, Sunday or holiday in the Province of Ontario. The Business Day will end at 5:00 p.m. PST on that day.

(f)	“Cause” means “Just Cause” as defined in the Participant’s employment agreement or agreement for services with the Company or one of its Affiliates, or if such term is not defined or if the Participant has not entered into an employment agreement or agreement for services with the Company or one of its Affiliates, then any circumstance that would permit the Company to terminate a Participant’s employment or agreement for services without notice of termination, or payment in lieu of notice of termination, severance pay or benefits continuation under the applicable law;

(g)	“Change of Control” means the occurrence of any of:

(i)	any transaction at any time and by whatever means pursuant to which any person or any group of two or more persons acting jointly or in concert (other than the Company or any of its affiliates or subsidiary) thereafter acquires the direct or indirect “beneficial ownership” (as defined in the Business Corporations Act (Ontario)) of, or acquires the right to exercise control or direction over, securities of the Company representing 50% or more of the then issued and outstanding voting securities of the Company in any manner whatsoever, including, without limitation, as a result of a take-over bid, an issuance or exchange of securities, an amalgamation of the Company with any other person, an arrangement, a capital reorganization or any other business combination or reorganization

(ii)	the sale, assignment or other transfer of all or substantially all of the assets of the Company to a person or any group of two or more persons acting jointly or in concert (other than a wholly-owned subsidiary of the Company);

(iii)	the occurrence of a transaction requiring approval of the Company’s security holders whereby the Company is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any person or any group of two or more persons acting jointly or in concert (other than an exchange of securities with a wholly-owned subsidiary of the Company;

(iv)	a majority of the Board consists of individuals which management of the Company has not nominated for election or appointment as directors; or

(v)	the Board passes a resolution to the effect that an event comparable to an event set forth in this definition has occurred;

(h)	“Common Shares” means the common shares without par value in the capital of the Company providing such class is listed on the TSXV or Toronto Stock Exchange (or, NEX, as the case may be);

(i)	“Company” means the company named at the top hereof and includes, unless the context otherwise requires, all of its Affiliates and successors according to law;

(j)	“Consultant” means, in relation to the Company, an individual (other than a Director or Officer of the Company or any of its subsidiaries) or Consultant Company that:

(i)	is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Company or to any of its subsidiaries, other than services provided in relation to a Distribution;

(ii)	provides the services under a written contract between the Company or any of its subsidiaries and the individual or the Consultant Company, as the case may be; and

(iii)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or of any of its subsidiaries;

(k)	“Consultant Company” means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner;

(l)	“CPC” means a capital pool company of pursuant to Policy 2.4 of the TSXV Policies;

(m)	“Date of Termination” means, for a Service Provider, the last day that the Service Provider actively provides services to the Company without regard to any notice of termination or pay in lieu of notice thereof, deemed or notional notice period, or period during which the Service Provider receives pay in lieu of notice, termination pay, severance payments, or salary continuance, whether pursuant to statute, agreement, common law or otherwise;

(n)	“Director” means a director (as defined under applicable securities laws) of the Company or any of its subsidiaries;

(o)	“Discounted Market Price” has the meaning assigned by Policy 1.1 of the TSXV Policies;

(p)	“Disinterested Shareholder Approval” has the meaning assigned by Policy 4.4 Sections 5.3(b) and 5.3(c) of the TSXV Policies;

(q)	“Distribution” has the meaning assigned by the Securities Act, and generally refers to a distribution of securities by the Company from treasury;

(r)	“Effective Date” for an Option means the date of grant thereof by the Board;

(s)	“Eligible Charitable Organization” has the meaning assigned by Policy 4.4 of the TSXV Policies;

(t)	“Employee” means:

(i)	an individual who is considered an employee of the Company or of its subsidiary under the Income Tax Act (Canada) and for whom income tax, employment insurance and Canada Pension Plan deductions must be made at source;

(ii)	an individual who works full-time for the Company or its subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Company or its subsidiary over the details and methods of work as an employee of the Company or of the subsidiary, as the case may be, but for whom income tax deductions are not made at source; or

(iii)	an individual who works for the Company or its subsidiary on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company or its subsidiary over the details and methods of work as an employee of the Company or of the subsidiary, as the case may be, but for whom income tax deductions are not made at source;

(u)	“Exchange Hold Period” has the meaning assigned by Policy 1.1 of the TSXV Policies;

(v)	“Exercise Price” means the amount payable per Common Share issuable on the exercise of an Option, as determined in accordance with the terms hereof;

(w)	“Expiry Date” means the day on which an Option lapses as specified in the Option Commitment therefor or in accordance with the terms of this Plan;

(x)	“Insider” means an insider as defined in the TSXV Policies or as defined in securities legislation applicable to the Company;

(y)	“Investor Relations Activities” has the meaning assigned by Policy 1.1 of the TSXV Policies;

(z)	“IPO” means the initial public offering of the Company on the TSXV pursuant to a prospectus offering of its Common Shares from treasury;

(aa)	“Management Company Employee” means an individual employed by a company providing management services to the Company which services are required for the ongoing successful operation of the business enterprise of the Company;

(bb)	“Market Price” has the meaning assigned by Policy 1.1 of the TSXV Policies;

(cc)	“NEX” means a separate board of the TSXV for companies previously listed on the TSXV or the Toronto Stock Exchange which have failed to maintain compliance with the ongoing financial listing standards of those markets;

(dd)	“NEX Policies” means the rules and policies of NEX as amended from time to time;

(ee)	“Officer” means an officer (as defined under applicable securities laws) of the Company or any of its subsidiaries;

(ff)	“Option” means the right to purchase Common Shares granted hereunder to a Service Provider;

(gg)	“Option Commitment” means the notice of grant of an Option delivered by the Company hereunder to a Service Provider and substantially in the form of Schedule “A” attached hereto;

(hh)	“Optioned Shares” means Common Shares that may be issued in the future to a Service Provider upon the exercise of an Option;

(ii)	“Optionee” means the recipient of an Option hereunder;

(jj)	“Outstanding Shares” means at the relevant time, the number of issued and outstanding Common Shares of the Company from time to time;

(kk)	“Participant” means a Service Provider that becomes an Optionee;

(ll)	“Person” includes a company, any unincorporated entity, or an individual;

(mm)	“Plan” means this stock option plan, the terms of which are set out herein or as may be amended;

(nn)	“Plan Shares” means the total number of Common Shares which may be reserved for issuance as Optioned Shares under the Plan as provided in Section 2.2;

(oo)	“Regulatory Approval” means the approval of the TSXV and any other securities regulatory authority that has lawful jurisdiction over the Plan and any Options issued hereunder;

(pp)	“Securities Act” means the Securities Act, R.S.B.C. 1996, c. 418, or any successor legislation;

(qq)	“Service Provider” means a Person who is a bona fide Director, Officer, Employee, Management Company Employee, Consultant or Consultant Company, and also includes a company, 100% of the share capital of which is beneficially owned by one or more Service Providers;

(rr)	“Share Compensation Arrangement” means any Option under this Plan but also includes any other stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to a Service Provider;

(ss)	“Shareholder Approval” means approval by a majority of the votes cast by eligible shareholders of the Company at a duly constituted shareholders’ meeting;

(tt)	“Take Over Bid” means a take over bid as defined in National Instrument 62-104 (Take-over Bids and Issuer Bids) or the analogous provisions of securities legislation applicable to the Company;

(uu)	“TSXV” means the TSX Venture Exchange and any successor thereto;

(vv)	“TSXV Policies” means the rules and policies of the TSXV as amended from time to time; and

(ww)	“VWAP” means the volume weighted average trading price of the Company’s Common Shares on the TSXV calculated by dividing the total value by the total volume of such securities traded for the five trading days immediately preceding the exercise of the subject Option.

1.3	Other Words and Phrases

Words and phrases used in this Plan but which are not defined in the Plan, but are defined in the TSXV Policies (and, if applicable, the NEX Policies), will have the meaning assigned to them in the TSXV Policies (and, if applicable, NEX Policies).

1.4	Gender

Words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

Article 2
Stock OPTION PLAN

2.1	Establishment of Stock Option Plan

The Plan is hereby established to recognize contributions made by Service Providers and to create an incentive for their continuing assistance to the Company and its Affiliates.

2.2	Maximum Plan Shares

The maximum aggregate number of Plan Shares that may be reserved for issuance under the Plan at any point in time is 10% of the Outstanding Shares at the time Plan Shares are reserved for issuance as a result of the grant of an Option, less any Common Shares reserved for issuance under Share Compensation Arrangements other than this Plan, unless this Plan is amended pursuant to the requirements of the TSXV Policies (and, if applicable, NEX Policies).

2.3	Eligibility

Options to purchase Common Shares may be granted hereunder to Service Providers of the Company, or its Affiliates, from time to time by the Board. Service Providers that are not individuals will be required to undertake in writing not to effect or permit any transfer of ownership or option of any of its securities, or to issue more of its securities (so as to indirectly transfer the benefits of an Option), as long as such Option remains outstanding, unless the written permission of the TSXV and the Company is obtained. Service Providers and Consultants conducting Investor Relations Activities, whether external or internal, including officers and directors, can not receive any type of Share Compensation Arrangements other than Options.

2.4	Options Granted Under the Plan

All Options granted under the Plan will be evidenced by an Option Commitment in substantially in the form attached as Schedule “A” (or in such other form as determined by the Company), showing the number of Optioned Shares, the term of the Option, a reference to vesting terms, if any, and the Exercise Price.

Subject to specific variations approved by the Board, all terms and conditions set out herein will be deemed to be incorporated into and form part of an Option Commitment made hereunder.

2.5	Limitations on Issue

Subject to Sections 2.6 and 2.10, the following restrictions on issuances of Options are applicable under the Plan:

(a)	no Service Provider can be granted an Option if that Option would result in the total number of Options, together with all other Share Compensation Arrangements granted to such Service Provider in a 12 month period, exceeding 5% of the Outstanding Shares, unless the Company has obtained Disinterested Shareholder Approval to do so;

(b)	the aggregate number of Options granted to all Service Providers conducting Investor Relations Activities in any 12-month period cannot exceed 2% of the Outstanding Shares, calculated at the time of grant, without the prior consent of the TSXV (or NEX, as the case may be); and

(c)	the aggregate number of Options, together with any other Share Compensation Arrangements, granted to any one Consultant in any 12 month period cannot exceed 2% of the Outstanding Shares, calculated at the time of grant, without the prior consent of the TSXV (or the NEX, as the case may be).

2.6	CPC Limitations on Issue

While the Company is classified as a CPC, the Company shall comply with the following restrictions on issuances of Options pursuant to Section 6 of TSXV Policy 2.4, including but not limited to:

(a)	Options may only entitle the holder to acquire Common Shares;

(b)	the total number of Optioned Shares reserved under option for issuance to any individual director or senior officer may not exceed 5% of the Outstanding Shares at the time Plan Shares are reserved for issuance as a result of the grant of an Option;

(c)	the total number of Optioned Shares reserved under option for issuance to all technical consultants may not exceed 2% of the Outstanding Shares at the time Plan Shares are reserved for issuance as a result of the grant of an Option;

(d)	the total number of Optioned Shares reserved under option for issuance to all Eligible Charitable Organizations may not exceed 1% of the Outstanding Shares at the time Plan Shares are reserved for issuance as a result of the grant of an Option;

(e)	no Options may be granted to a person who is not a director or senior officer of the Company, and where permitted by applicable securities laws, a technical consultant whose particular industry expertise in relation to the business of the Vendors (as defined in TSXV Policy 2.4) or the Target Company (as defined in TSXV Policy 2.4), as the case may be, is required to evaluate the proposed Qualifying Transaction (as defined in TSXV Policy 2.4), a corporation, all of whose securities are owned by such a director, officer or technical consultant, or an Eligible Charitable Organization;

(f)	no Options may be granted to any Person providing Investor Relations Activities, promotional or market-making services;

(g)	the exercise price per Option cannot be less than $0.05 prior to the completion of its IPO;

(h)	all Options granted by the Company must be granted in compliance with TSXV Policy 4.4 and TSXV Policy 2.4;

(i)	no Options may be granted by the Company unless the Optionee first enters into a CPC Escrow Agreement (as defined in TSXV Policy 2.4) agreeing to deposit the Options, and the Optioned Shares acquired pursuant to the exercise of such Options, into escrow as described in Part 10 of TSXV Policy 2.4; and

(j)	the Expiry Date of an Option must not be later than 12 months after the Optionee ceases to be a director, senior officer or technical consultant of the Company, or of the Resulting Issuer (as defined in TSXV Policy 2.4), as the case may be, subject to any earlier Expiry Date of such Option.

2.7	Exercised and Unexercised Options

In the event an Option granted under the Plan is exercised, expires unexercised or is otherwise lawfully cancelled prior to exercise of the Option, the Optioned Shares that were issuable thereunder will be returned to the Plan and will be eligible for re-issuance.

2.8	Administration of the Plan

The Board will be responsible for the general administration of the Plan and the proper execution of its provisions, the interpretation of the Plan and the determination of all questions arising hereunder. Without limiting the generality of the foregoing, the Board has the power to

(a)	allot Common Shares for issuance in connection with the exercise of Options;

(b)	grant Options hereunder;

(c)	subject to any necessary Regulatory Approval, amend, suspend, terminate or discontinue the Plan, or revoke or alter any action taken in connection therewith, except that no general amendment or suspension of the Plan will, without the prior written consent of all Optionees, alter or impair any Option previously granted under the Plan unless the alteration or impairment occurred as a result of a change in the TSXV Policies or the Company’s tier classification thereunder; and

(d)	delegate all or such portion of its powers hereunder as it may determine to one or more committees of the Board, either indefinitely or for such period of time as it may specify, and thereafter each such committee may exercise the powers and discharge the duties of the Board in respect of the Plan so delegated to the same extent as the Board is hereby authorized so to do.

2.9	Amendment of the Plan by the Board

Subject to the requirements of the TSXV Policies and the prior receipt of any necessary Regulatory Approval, the Board may in its absolute discretion, amend or modify the Plan or any Option granted as follows:

(a)	amendments which are of a typographical, grammatical or clerical nature; and

(b)	amendments to clarify existing provisions of the Plan that do not have the effect of altering the scope, nature and intent of such provisions.

2.10	Amendments Requiring Disinterested Shareholder Approval

The Company will be required to obtain Disinterested Shareholder Approval prior to any of the following actions becoming effective:

(a)	the Plan, together with all of the Company’s other Share Compensation Arrangements, could result at any time in:

(i)	the aggregate number of Common Shares reserved for issuance to Insiders at any time exceeding 10% of the Outstanding Shares;

(ii)	the aggregate number of Common Shares reserved for issuance to Insiders (as a group) within a one-year period exceeding 10% of the Outstanding Shares, calculated at the time of grant; or,

(iii)	the aggregate number of Common Shares reserved for issuance to any one Optionee, within a 12-month period, of a number of Common Shares exceeding 5% of the Outstanding Shares, calculated at the time of grant; or

(b)	any reduction in the Exercise Price of an Option previously granted to an Insider, or the extension of the term of an Option, if the Participant is an Insider at the time of the proposed amendment.

2.11	Options Granted Under the Company’s Previous Stock Option Plans

Any option granted pursuant to a stock option plan previously adopted by the Board which is outstanding at the time this Plan comes into effect shall be deemed to have been issued under this Plan and shall, as of the date this Plan comes into effect, be governed by the terms and conditions hereof.

Article 3
TERMS AND CONDITIONS OF OPTIONS

3.1	Exercise Price

The Exercise Price of an Option will be set by the Board at the time such Option is allocated under the Plan, and cannot be less than the Discounted Market Price.

3.2	Term of Option

The term of an Option will be set by the Board at the time such Option is allocated under the Plan. An Option can be exercisable for a maximum of 10 years from the Effective Date.

Options granted to Eligible Charitable Organizations must expire before the earlier of: (i) the date that is 10 years from the date of grant; and (ii) 90 days following the date that such Participant ceases to be an Eligible Charitable Organization.

3.3	Option Amendment

Subject to Section 2.10(b), the Exercise Price of an Option may be amended only if at least six (6) months have elapsed since the later of the date of commencement of the term of the Option, the date the Common Shares commenced trading on the TSXV, or the date of the last amendment of the Exercise Price.

An Option must be outstanding for at least one year before the Company may extend its term, subject to the limits contained in Section 3.2

Except as provided under TSXV Policies, any proposed amendment to the terms of an Option must: (i) be approved by the TSXV, and be subject to Shareholder Approval, where applicable, prior to the exercise of such Option; and (ii) the Company must issue a news release outlining the terms of the amendment.

3.4	Vesting of Options

Subject to Section 3.5, vesting of Options shall be at the discretion of the Board and, with respect to any particular Options granted under the Plan, in the absence of a vesting schedule being specified at the time of grant, all such Options shall vest immediately. Where applicable, vesting of Options will generally be subject to:

(a)	the Service Provider remaining employed by or continuing to provide services to the Company or any of its Affiliates as well as, at the discretion of the Board, achieving certain milestones which may be defined by the Board from time to time or receiving a satisfactory performance review by the Company or any of its Affiliates during the vesting period; or

(b)	the Service Provider remaining as a Director of the Company or any of its Affiliates during the vesting period.

3.5	Vesting of Options Granted to Consultants Conducting Investor Relations Activities

Notwithstanding Section 3.4, Options granted to all Service Providers conducting Investor Relations Activities will vest such that:

(a)	no more than 25% of the Options vest no sooner than three months after the Options were granted;

(b)	no more than another 25% of Options vest no sooner than six months after the Options were granted;

(c)	no more than 25% of Options vest no sooner than nine months after the Options were granted; and

(d)	the remainder of the Options vest no sooner than 12 months after the Options were granted.

Notwithstanding Section 3.5 or any vesting requirements set out in the Option Commitment, be immediately exercised in whole or in part by the Optionee, subject to approval of the TSXV for vesting requirements imposed by the TSXV Policies.

3.6	Effect of Take-Over Bid or Change of Control

If a Take Over Bid is made to the shareholders generally, or the Company is involved in a transaction which will result in a Change of Control, the Company may, upon the announcement of the Take Over Bid or Change of Control, as applicable, unless provision is made by the acquiring corporation for the assumption of each Option or the substitution of a substantially equivalent option therefor, give written notice thereof to each Optionee holding Options under this Plan and such Optionees shall be entitled to exercise his, her or its Options to the extent previously unexercised, regardless of whether such Optionee would otherwise be entitled to exercise such Options, to such extent at that time, within the 30 day period immediately following the giving of such notice. Any Options not exercised within such 30 day period will immediately terminate and be of no force and effect.

3.7	Acceleration of Vesting on Take Over Bid or Change of Control

In the event of a Take Over Bid or Change of Control occurring, Options granted and outstanding which are subject to vesting provisions, shall be deemed to have immediately vested upon the announcement of the Take Over Bid or Change of Control, excluding Options granted to a Person engaged in Investor Relations Activities without the prior written approval of the TSXV.

3.8	Extension of Options Expiring During Blackout Period

Should the Expiry Date for an Option fall within a Blackout Period such Expiry Date shall, subject to approval of the TSXV (or the NEX, as the case may be), be automatically extended without any further act or formality to that day which is the tenth (10th) Business Day after the end of the Blackout Period, such tenth Business Day to be considered the Expiry Date for such Option for all purposes under the Plan. Notwithstanding Section 2.8, the tenth Business Day period referred to in this Section 3.8 may not be extended by the Board.

3.9	Optionee Ceasing to be Director, Employee or Service Provider

Options may be exercised after the Service Provider has left his/her employ/office or has been advised by the Company that his/her services are no longer required or his/her service contract has expired, until the term applicable to such Options expires, except as follows:

(a)	in the case of the death of an Optionee, any vested Option held by him at the date of death will become exercisable by the Optionee’s lawful personal representatives, heirs or executors until the earlier of one year after the date of death of such Optionee and the date of expiration of the term otherwise applicable to such Option;

(b)	an Option granted to any Service Provider will expire 90 days (or such other time, not to exceed one year, as shall be determined by the Board as at the date of grant or agreed to by the Board and the Optionee at any time prior to expiry of the Option) after the Termination Date, and only to the extent that such Option was vested at the Termination Date; and

(c)	in the case of an Optionee being dismissed from employment or service for Cause, such Optionee’s Options, whether or not vested at the date of dismissal will immediately terminate on the Termination Date without right to exercise same.

3.10	Non Assignable

Subject to Section 3.9(a), all Options will be exercisable only by the Optionee to whom they are granted and will not be assignable or transferable.

3.11	Adjustment of the Number of Optioned Shares

The number of Common Shares subject to an Option will be subject to adjustment in the events and in the manner following:

(a)	in the event of a subdivision of Common Shares as constituted on the date hereof, at any time while an Option is in effect, into a greater number of Common Shares, the Company will thereafter deliver at the time of purchase of Optioned Shares hereunder, in addition to the number of Optioned Shares in respect of which the right to purchase is then being exercised, such additional number of Common Shares as result from the subdivision without an Optionee making any additional payment or giving any other consideration therefor;

(b)	in the event of a consolidation of the Common Shares as constituted on the date hereof, at any time while an Option is in effect, into a lesser number of Common Shares, the Company will thereafter deliver and an Optionee will accept, at the time of purchase of Optioned Shares hereunder, in lieu of the number of Optioned Shares in respect of which the right to purchase is then being exercised, the lesser number of Common Shares as result from the consolidation;

(c)	in the event of any change of the Common Shares as constituted on the date hereof, at any time while an Option is in effect, the Company will thereafter deliver at the time of purchase of Optioned Shares hereunder the number of shares of the appropriate class resulting from the said change as an Optionee would have been entitled to receive in respect of the number of Common Shares so purchased had the right to purchase been exercised before such change;

(d)	in the event of a capital reorganization, reclassification or change of outstanding equity shares (other than a change in the par value thereof) of the Company, a consolidation, merger or amalgamation of the Company with or into any other company or a sale of the property of the Company as or substantially as an entirety at any time while an Option is in effect, an Optionee will thereafter have the right to purchase and receive, in lieu of the Optioned Shares immediately theretofore purchasable and receivable upon the exercise of the Option, the kind and amount of shares and other securities and property receivable upon such capital reorganization, reclassification, change, consolidation, merger, amalgamation or sale which the holder of a number of Common Shares equal to the number of Optioned Shares immediately theretofore purchasable and receivable upon the exercise of the Option would have received as a result thereof. The subdivision or consolidation of Common Shares at any time outstanding (whether with or without par value) will not be deemed to be a capital reorganization or a reclassification of the capital of the Company for the purposes of this Section 3.11;

(e)	an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this section are cumulative;

(f)	the Company will not be required to issue fractional shares in satisfaction of its obligations hereunder. Any fractional interest in a Common Share that would, except for the provisions of this Section 3.11, be deliverable upon the exercise of an Option will be cancelled and not be deliverable by the Company;

(g)	if any questions arise at any time with respect to the Exercise Price or number of Optioned Shares deliverable upon exercise of an Option in any of the events set out in this Section 3.11, such questions will be conclusively determined by the Company’s auditors, or, if they decline to so act, any other firm of Chartered Accountants, in Toronto, Ontario (or in the city of the Company’s principal executive office) that the Company may designate and who will be granted access to all appropriate records and such determination will be binding upon the Company and all Optionees; and

(h)	any adjustment, other than in connection with a security consolidation or security split, to Options granted or issued under the Plan is subject to the prior acceptance of the TSXV, including adjustments related to an amalgamation, merger, arrangement, reorganization, spin-off, dividend or recapitalization.

Article 4
COMMITMENT AND EXERCISE PROCEDURES

4.1	Option Commitment

Upon grant of an Option hereunder, an authorized officer of the Company will deliver to the Optionee an Option Commitment detailing the terms of such Options and upon such delivery the Optionee will be subject to the Plan and have the right to purchase the Optioned Shares at the Exercise Price set out therein subject to the terms and conditions hereof, including any additional requirements contemplated with respect to the payment of required withholding taxes on behalf of Optionees.

4.2	Manner of Exercise

An Optionee who wishes to exercise his Option may do so by delivering:

(a)	a written notice to the Company specifying the number of Optioned Shares being acquired pursuant to the Option; and

(b)	a certified cheque, wire transfer or bank draft payable to the Company for the aggregate Exercise Price for the Optioned Shares being acquired, plus any required withholding tax amount subject to Section 4.4.

4.3	Cashless Exercise

Subject to the provisions of the Plan (including, without limitation, Section 4.4), once an Option has vested and become exercisable, an Optionee may elect to exercise such Option by either:

(a)	A “net exercise” hereby Options, excluding Options held by any Investor Relations Service Provider, are exercised without the Participant making any cash payment so the Company does not receive any cash from the exercise of the subject Options, and instead the Participant receives only the number of underlying Common Shares that is the equal to the quotient obtained by dividing: (A) the product of the number of Options being exercised multiplied by the difference between the VWAP of the underlying Common Shares and the exercise price of the subject Options; by (B) the VWAP of the underlying Shares; or

(b)	a broker assisted “cashless exercise” in which the Company delivers a copy of irrevocable instructions to a broker engaged for such purposes by the Company to sell the Common Shares otherwise deliverable upon the exercise of the Options and to deliver promptly to the Company an amount equal to the Exercise Price and all applicable required withholding obligations a determined by the Company against delivery of the Common Shares to settle the applicable trade.

An Option may be exercised pursuant to this Section 3.4 from time to time by delivery to the Company, at its head office or such other place as may be specified by the Company of (i) written notice of exercise specifying that the Optionee has elected to effect such a cashless exercise of such Option, the method of cashless exercise, and the number of Options to be exercised and (ii) the payment of an amount for any tax withholding or remittance obligations of the Optionee or the Company arising under applicable law and verified by the Company to its satisfaction (or by entering into some other arrangement acceptable to the Company in its discretion, if any). The Participant shall comply with Section 4.4 of this Plan with regard to any applicable required withholding obligations and with such other procedures and policies as the Company may prescribe or determine to be necessary or advisable from time to time including prior written consent of the Board in connection with such exercise.

In the event of a net exercise pursuant to Section 4.3(a) or a cashless exercise pursuant to Section 4.3(b), the number of Options exercised, surrendered or converted, and not the number of Common Shares actually issued by the Company, must be included in calculating the limits set forth Sections 2.2, 2.5 and 2.9 of this Plan.

4.4	Tax Withholding and Procedures

Notwithstanding anything else contained in this Plan, the Company may, from time to time, implement such procedures and conditions as it determines appropriate with respect to the withholding and remittance of taxes imposed under applicable law, or the funding of related amounts for which liability may arise under such applicable law. Without limiting the generality of the foregoing, an Optionee who wishes to exercise an Option must, in addition to following the procedures set out in Section 4.2 and elsewhere in this Plan, and as a condition of exercise:

(a)	deliver a certified cheque, wire transfer or bank draft payable to the Company for the amount determined by the Company to be the appropriate amount on account of such taxes or related amounts; or

(b)	otherwise ensure, in a manner acceptable to the Company (if at all) in its sole and unfettered discretion, that the amount will be securely funded;

and must in all other respects follow any related procedures and conditions imposed by the Company.

4.5	Delivery of Optioned Shares and Hold Periods

As soon as practicable after receipt of the notice of exercise described in Section 4.2 or Section 4.3 as applicable, and payment in full for the Optioned Shares being acquired, the Company will direct its transfer agent to issue to the Optionee the appropriate number of Optioned Shares. An Exchange Hold Period will be applied from the date of grant for all Options granted to:

(a)	Insiders of the Company; or

(b)	where Options are granted to any Service Provider, including Insiders, where the Exercise Price is at a discount to the Market Price.

Pursuant to TSXV Policies, where the Exchange Hold Period is applicable, the certificate representing the Optioned Shares or written notice in the case of uncertificated shares will include a legend stipulating that the Optioned Shares issued are subject to a four-month Exchange Hold Period commencing the date of the Option Commitment.

Article 5
GENERAL

5.1	Employment and Services

Nothing contained in the Plan will confer upon or imply in favour of any Optionee any right with respect to office, employment or provision of services with the Company, or interfere in any way with the right of the Company to lawfully terminate the Optionee’s office, employment or service at any time pursuant to the arrangements pertaining to same. Participation in the Plan by an Optionee is voluntary.

5.2	No Representation or Warranty

The Company makes no representation or warranty as to the future market value of Common Shares issued in accordance with the provisions of the Plan or to the effect of the Income Tax Act (Canada) or any other taxing statute governing the Options or the Common Shares issuable thereunder or the tax consequences to a Service Provider. Compliance with applicable securities laws as to the disclosure and resale obligations of each Participant is the responsibility of each Participant and not the Company.

5.3	Interpretation

The Plan will be governed and construed in accordance with the laws of the Province of Ontario.

5.4	Continuation of Plan

The Plan will become effective from and after the date first set out above, and will remain effective provided that the Plan, or any amended version thereof, receives Shareholder Approval at each annual general meeting of the holders of Common Shares of the Company subsequent to such effective date.

5.5	Amendment of the Plan

The Board reserves the right, in its absolute discretion, to at any time amend, modify or terminate the Plan with respect to all Common Shares in respect of Options which have not yet been granted hereunder. Any amendment to any provision of the Plan will be subject to any necessary Shareholder Approval and Regulatory Approvals unless the effect of such amendment is intended to: (i) reduce the number of Common Shares that may be issued under the Plan; (ii) increase the Exercise Price of an Option; or (iii) cancel an Option.

Schedule “A”
Stock OPTION PLAN
OPTION COMMITMENT

Notice is hereby given that, effective this _____ day of __________, ____ pursuant to the provisions of the Stock Option Plan (the “Plan”) of Verdera Energy Corp. (formerly, POCML 7 Inc.) (the “Company”), the Company has granted to ____________________________________ (the “Optionee”), an Option to acquire ________ Common Shares (“Optioned Shares”) up to 5:00 p.m. (Toronto Time) on the ______ day of ______________, _____ (the “Expiry Date”), or such earlier date as determined in accordance with the terms of the Plan, at an Exercise Price of Cdn$____________ per share.

[Optioned Shares are to vest immediately.]

OR

[Optioned Shares will vest (INSERT VESTING SCHEDULE AND TERMS)]

The grant of the Option evidenced hereby is made subject to the terms and conditions of the Plan, which are hereby incorporated herein and form part hereof. This Option Commitment and the Option evidenced hereby is not assignable, transferable or negotiable and is subject to the detailed terms and conditions contained in the Plan. This Option Commitment is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Company shall prevail.

To exercise the Option, (1) deliver a written notice in the form attached as Schedule “B to the Plan (or in such other form as established by the Company) specifying the number of Optioned Shares you wish to acquire, together with a certified cheque, wire transfer or bank draft payable to the Company for the aggregate exercise price, or (2) if the Optionee wishes to exercise the Option on a “net exercise” basis or “cashless exercise” basis in accordance Section 4.3(a) or Section 4.3(b) of the Plan and the Company’s Board of Directors approves the exercise on a “net exercise” basis or “cashless exercise” basis, deliver a written notice and comply with such other conditions as established by the Company for a “net exercise” or “cashless exercise”. A certificate, or written notice in the case of uncertificated shares, for the Optioned Shares so acquired will be issued by the Company or its transfer agent, if applicable, as soon as practicable thereafter and may bear a restrictive legend if required under applicable securities laws or the policies of the TSX Venture Exchange.

[Note: If a four month hold period is applicable under the policies of the TSX Venture Exchange, the following legend must be placed on the certificate or the written notice in the case of uncertificated shares.

“WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL [insert date 4 months from the date of grant]”.]

The Company and the Optionee represent that the Optionee, under the terms and conditions of the Plan, is a bona fide Service Provider (as defined in the Plan), entitled to receive Options under TSXV Policies.

The Optionee also acknowledges and consents to the collection and use of Personal Information (as defined in the Policies of the TSX Venture Exchange) by both the Company and the TSX Venture Exchange (or the NEX, as the case may be) as more particularly set out in the Acknowledgement - Personal Information in use by the TSX Venture Exchange (or the NEX, as the case may be) on the date of this Option Commitment.

VERDERA ENERGY CORP. (formerly, POCML 7 Inc.)

Authorized Signatory

[Insert name of Optionee]

The Optionee acknowledges receipt of a copy of the Plan and represents to the Company that the Optionee is familiar with the terms and conditions of the Plan, and hereby accepts this Option subject to all of the terms and conditions of the Plan. The Optionee agrees to execute, deliver, file and otherwise assist the Company in filing any report, undertaking or document with respect to the awarding of the Option and exercise of the Option, as may be required by applicable regulatory authorities.

Signature of Optionee:

Date signed:	Signature

Print Name

Address

Schedule “B”
TO Stock OPTION PLAN

Verdera Energy Corp. (formerly, POCML 7 Inc.)
#250 – 750 West Pender St.

Vancouver, BC V6C 2T7

Re: Employee Stock Option Exercise

Attention: Stock Option Plan Administrator, Verdera Energy Corp.

This letter is to inform Verdera Energy Corp. that I, _____________________ ____________, wish to exercise ________ options, at __________ per share, on this ______ day of ____________, 202___.

Payment issued in favour of Verdera Energy Corp. for the amount of $_____________ will be forwarded, including withholding tax amounts.

Please register the share certificate in the name of:

Name of Optionee:

Address:

Please send share certificate to:

Name

Address:

Sincerely,

Signature of Optionee	Date	SIN Number (for T4)